Exhibit 99.1

For immediate release	Contact:	Media: Chris Ahearn	Shareholders: Tiffany Mason
November 15, 2013		Lowe's Companies, Inc.	Lowe's Companies, Inc.
		704-758-2304	704-758-2033
		chris.c.ahearn@lowes.com	tiffany.l.mason@lowes.com

LOWE'S COMPANIES, INC. DECLARES CASH DIVIDEND
- NAMES ANGELA BRALY TO BOARD OF DIRECTORS

MOORESVILLE, N.C. – At its meeting today, the board of directors for Lowe's Companies, Inc. (NYSE: LOW) has declared a quarterly cash dividend of eighteen cents ($0.18) per share, payable February 5, 2014, to shareholders of record as of January 22, 2014.

The board also appointed Angela F. Braly, 52, to the company’s board of directors, effective immediately, with a term expiring at Lowe’s 2014 annual meeting of shareholders. Today’s announcement brings Lowe’s board of directors to 12 members, 11 of whom are independent.

Braly is former chair, president and CEO of WellPoint, Inc., one of the nation’s largest health benefits companies. She served as WellPoint’s president and CEO from 2007 until 2012, and was also chair of the board from 2010 until 2012. She was president and CEO of Blue Cross Blue Shield of Missouri from 2003 to 2005. In addition to her new role on the Lowe’s board of directors, Braly also serves on the board of The Procter & Gamble Company. She earned a juris doctor degree from Southern Methodist University School of Law and a bachelor’s degree in finance from Texas Tech University.

“As former chair and CEO of a publicly traded company, Angela has strong executive leadership and strategic management skills that will be an asset to this board,” said Robert A. Niblock, Lowe’s chairman, president and CEO. “She also brings a wealth of experience and insights in critical areas such as consumer marketing, communications, and public relations.”

Braly will serve on the audit and governance committees of the board.

With fiscal year 2012 sales of $50.5 billion, Lowe’s Companies, Inc. is a FORTUNE® 100 company that serves approximately 15 million customers a week at more than 1,825 home improvement and hardware stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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